NEWS RELEASE	Exhibit 99.1

RIVERVIEW FINANCIAL CORPORATION

REPORTS RECORD SECOND QUARTER AND YEAR TO DATE EARNINGS FOR 2021

HARRISBURG, PA, July 20, 2021 / PRNEWSWIRE / Riverview Financial Corporation (the “Company” or “Riverview”) (NASDAQ: RIVE), the holding company for Riverview Bank (the “Bank”), today reported record net income of $4.8 million, or $0.51 per basic and diluted weighted average common share, for the second quarter of 2021, compared to a net loss of $24.1 million, or $(2.61) per basic and diluted weighted average common share, for the second quarter of 2020. For the six months ended June 30, 2021, Riverview reported record net income of $7.8 million, or $0.84 per basic and diluted weighted average common share, compared to a net loss of $23.5 million, or $(2.54) per basic and diluted weighted average common share, for the same period last year.

Major factors impacting 2021 earnings included the acceleration of income earned on Paycheck Protection Program (“PPP”) loans, the recognition of a deposit premium on branch sales and the recovery of provision for loan losses. During the first half of 2021, SBA forgiveness of PPP loans increased causing an acceleration in the recognition of fees as these loans were paid off. Approximately 75.0%, amounting to $188.9 million of the outstanding PPP loans at December 31, 2020, were forgiven in the first half of 2021. Net interest income generated from PPP loans totaled $2.7 million in the second quarter of 2021 and $4.1 million in the first half of 2021. On May 24, 2021, the Company announced the completion of the sale of the branch office located in Meyersdale and related liabilities of the Meyersdale and Somerset branches, resulting in the recognition of $1.6 million of noninterest income in the form of a deposit premium. The $735 thousand recovery of provision for loan losses recognized in the second quarter of 2021 was due to experiencing continued stability in the credit quality of the loan portfolio since the onset of the pandemic, as well as evidence of an overall mitigation of related risks factors. As a result of the uncertainty of the magnitude and longevity of the impact of COVID-19, the Company bolstered its allowance for loan losses through additional provisions totaling $6.3 million in 2020 due primarily to increased qualitative factors for the economy and concentrations in industries specifically affected by the virus. Current national and local economic conditions reflect a more stable economic climate in 2021 compared with the previous year. The Company was able to decrease its qualitative factors in the second quarter based on the remaining low number of CARES Act payment deferrals, improvements in industries most likely to be affected by the pandemic, and continued stability in the credit quality metrics of the loan portfolio. Despite the improvements brought on by medical advances, government assistance programs and their positive impacts on employment and consumer and business activity, future credit loss provisions are subject to significant uncertainty as the pandemic recovery continues to unfold.

The major factors causing the reported net losses of $24.1 million for the three months and $23.5 million for the six months ended June 30, 2020 were a non-cash charge related to the recognition of goodwill impairment and an increase in the provision for loan losses, both stemming from the COVID-19 pandemic. The goodwill impairment of $24.8 million had no impact on tangible book value, regulatory capital ratios, liquidity and the Company’s cash balances. For the three and six months ended June 30, 2020, the provisions for loan losses totaled $2.0 million and $3.8 million, respectively.

On June 30, 2021, Riverview entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Mid Penn Bancorp, Inc. (“Mid Penn”) pursuant to which Riverview will merge with and into Mid Penn (the “Merger”), with Mid Penn being the surviving corporation in the Merger. Upon consummation of the Merger, Riverview Bank, a wholly-owned subsidiary of Riverview, will be merged with and into Mid Penn Bank, a wholly-owned subsidiary of Mid Penn, with Mid Penn Bank being the surviving bank in the Bank Merger. The Merger Agreement was unanimously approved by the boards of directors of Mid Penn and Riverview. Subject to customary and required regulatory and shareholder approval, it is anticipated the Merger will be consummated in the fourth quarter of 2021.

In addition to evaluating its results of operations in accordance with accounting principles generally accepted in the United States of America (“GAAP”), Riverview routinely supplements its evaluation with an analysis of certain non-GAAP financial measures, such as tangible book value per share and return on average tangible stockholders’ equity. Riverview believes these non-GAAP financial measures provide information useful to investors in understanding its operating performance and trends. Where non-GAAP disclosures are used in this press release, a reconciliation to the comparable GAAP measures is provided in the accompanying tables. The non-GAAP financial measures Riverview uses may differ from the non-GAAP financial measures other financial institutions use to measure their results of operations.

HIGHLIGHTS

•	Return on average stockholders’ equity and return on average assets were 18.88% and 1.46% for the second quarter of 2021 and 15.77% and 1.18% for the first half of 2021.

•	Tangible book value increased $1.03 per share, or 10.4%, to $10.97 per share at June 30, 2021 from $9.94 per share at June 30, 2020.

•	Tangible stockholders’ equity to tangible assets grew to 8.47% at June 30, 2021 from 6.85% at June 30, 2020.

•	Tax-equivalent net interest income improved 13.9% to $11.1 million for the quarter ended June 30, 2021, compared to $9.7 million for the comparable quarter of 2020.

•	Total interest-bearing deposit costs declined 29 basis points to 0.38% for the second quarter 2021, compared to 0.67% for the same quarter 2020.

•	Operating efficiency ratio improved to 63.58% in the second quarter of 2021, compared to 76.84% in the comparable quarter of 2020.

•

Total loans 30 or more days past due plus nonaccrual loan balances total $3.9 million at June 30, 2021, a continued improvement compared to $4.3 million at the end of the prior quarter, representing the lowest quarter end dollar level since December 2016.

•

For the six months ended June 30, net charge-offs to average loans, net were 0.11% in 2021 and 0.33% in 2020, reflecting a single credit relationship restructure, which had been specifically reserved for in prior period allowance calculations.

•

The allowance for loan losses totaled $10.9 million, or 1.15% of loans, net at June 30, 2021 compared to $9.7 million or 0.84% of loans, net at June 30, 2020. Excluding 100% SBA guaranteed PPP loan balances, the allowance for loan losses represented 1.25% of loans, net at June 30, 2021.

•

Nonperforming assets totaled $12.0 million or 1.26% of loans, net and foreclosed assets at June 30, 2021. Excluding performing troubled debt restructured loans, nonperforming assets represented 0.29% of loans, net and foreclosed assets at the end of the second quarter 2021.

•	The allowance for loan losses as a percentage of nonperforming assets coverage ratio, excluding accruing restructured loans, was 401.6% at June 30, 2021.

•

Continued reduction in COVID-19 pandemic related loan deferments during the second quarter of 2021. As of June 30, 2021, loans in deferment consist of 7 loans totaling $6.0 million, representing 0.63% of total outstanding loan balances, or 0.69% excluding outstanding PPP loan balances. Total current principal and interest deferred for these 7 loans totaled $219 thousand. As of December 31, 2020, loans in deferment consists of 19 loans totaling $21.9 million, representing 1.92% of total outstanding loan balances, or 2.46% excluding outstanding PPP loan balances.

President and Chief Executive Officer, Brett D. Fulk, commented, “I am extremely pleased with our Company’s record level of financial performance during the second quarter and first half of 2021. During the second quarter 2021, we earned $0.51 per share, an increase of 55% when compared to the previous quarter’s $0.33 per share. Despite the challenging interest rate environment and continuation of the impact of the pandemic, we were able to improve both net interest income and our overall operating results. As I have stated previously, focused strategic initiatives developed and implemented by a team of dedicated and highly talented employees is the defining factor in our ability to generate record performance levels year-to-date through record earnings results in both the first and second quarters of 2021. The effectiveness of our efforts is evidenced by first half of 2021 return on average assets and return on average tangible stockholder equity results of 1.46% and 18.88%, respectively.”

“Additionally, despite the challenges to the economy created by the COVID-19 virus, I am pleased to continue reporting strong credit quality metrics for the second quarter. At the end of the second quarter 2021, for the second consecutive quarter, we are reporting the lowest level of nonaccrual and past due loan balances since the fourth quarter of 2016. It is particularly gratifying to report solid credit quality when it is due in no small measure to intentional strategic decisions implemented proactively to reduce the credit risk profile of our balance sheet in the two years prior to the COVID-19 outbreak.”

INCOME STATEMENT REVIEW

Tax-equivalent net interest income for the three months ended June 30, increased $1.4 million to $11.1 million in 2021 from $9.7 million in 2020. The increase in tax-equivalent net interest income was primarily attributable to an acceleration in the recognition of fees earned on forgiven PPP loans. The tax-equivalent net interest margin for the three months ended June 30, 2021, increased to 3.59% from 3.29% for the comparable period of 2020. The tax-equivalent yield on the loan portfolio increased to 4.60% in the second quarter of 2021 compared to 4.08% in second quarter of 2020. Investments yielded 1.97% on a tax-equivalent basis in the second quarter of 2021 compared to 2.91% for the same period last year. For the three months ended June 30, the cost of deposits decreased 29 basis points to 0.38% in 2021 from 0.67% in 2020. Loans, net averaged $1.0 billion in the second quarter of 2021 and $1.1 billion in the second quarter of 2020. Average investments totaled $149.7 million in 2021 and $66.7 million in 2020. Average interest-bearing liabilities increased to $1.0 billion in 2021 from $988.8 million in 2020.

For the six months ended June 30, tax-equivalent net interest income increased $2.2 million to $20.8 million in 2021 from $18.6 million in 2020. The Company recognized net interest income on PPP loans totaling $4.1 million for the first half of 2021 compared to $1.1 million for the same period last year. For the six months ended June 30, tax-equivalent net interest margin was 3.31% in 2021 compared to 3.43% in 2020. The tax-equivalent yield on the loan portfolio decreased to 4.19% in the six months ended June 30, 2021 compared to 4.33% for the same period in 2020. For the six months ended June 30, investments yielded 2.03% on a tax-equivalent basis in 2021 compared to 2.88% for the same period last year. The cost of deposits decreased 38 basis points to 0.40% in the first six months of 2021 from 0.78% for the same period in 2020. The cost of interest-bearing liabilities decreased to 0.58% in the first half of 2021 from 0.80% in the first half of 2020. Loans averaged $1.1 billion for the six months ended June 30, 2021 compared to $975.2 million for the same period last year.

The Company reported a recovery of provision for loan losses of $735 thousand for the three and six months ended June 30, 2021. As aforementioned, the recapture of the provision for loan losses was a result of waning risk factors associated with the continued recovery from the impact of the pandemic, coupled with credit portfolio performance trends. Conversely, the Company recognized charges in the form of a provision for loan losses of $2.0 million and $3.8 million for the three and six months ended June 30, 2020. The provision for loan losses was the combined result of loan growth, increases in historical loss factors, and changes in qualitative factors related to the allowance for loan losses reserve associated with the effects of COVID-19 as of June 30, 2020.

For the quarter ended June 30, noninterest income totaled $3.7 million in 2021 compared to $2.0 million in 2020. The primary reason for the improvement was the recognition of a $1.6 million deposit premium from the sale of deposits of two branch offices in the second quarter of 2021. Trust and wealth management income increased $84 thousand and $42 thousand, respectively, comparing the second quarters of 2021 and 2020. Mortgage banking originations and income decreased $206 thousand in the second quarter of 2021 compared to the same period of 2020 due to a reduction in residential refinance mortgage activity.

For the six months ended June 30, noninterest income increased $1.3 million to $6.2 million from $4.9 million in 2020. The primary contributors to the overall increase were the premium on the deposit sale offset partially by a decrease of $542 thousand in gains on the sale of investment securities. Trust commissions and wealth management income increased $131 thousand and $36 thousand which were offset by a $163 thousand decrease in mortgage banking income comparing the six months ended June 30, 2021 and 2020.

Noninterest expense decreased $24.5 million to $9.5 million for the three months ended June 30, 2021, from $34.0 million for the same period last year. The decrease was primarily due to the noncash goodwill impairment charge of $24.8 million recorded in the second quarter of 2020. For the six months ended June 30, noninterest expense decreased to $17.9 million in 2021 compared to $43.2 million for the same period in 2020. In addition to the goodwill impairment charge, noninterest expense decreased in 2021 from implementing efficiency initiatives and selective cost reduction measures.

BALANCE SHEET REVIEW

Total assets, loans, net, and deposits totaled $1.2 billion, $948.7 million, and $1.0 billion, respectively, at June 30, 2021. For the three months ended June 30, 2021, total assets, loans, net and deposits decreased $160.1 million, $143.1 million and $36.4 million, respectively. Loans, net decreased in the second quarter of 2021 as business lending, including commercial and commercial real estate loans, decreased $117.1 million due primarily to SBA forgiveness payments on PPP loans. For this same period, construction lending decreased $22.8 million while retail lending, which includes residential mortgage, home equity and consumer loans, decreased $3.2 million. Total investments decreased $7.8 million in the second quarter of 2021. The reduction in total deposits consisted of decreases in noninterest-bearing deposits of $13.5 million and interest-bearing deposits of $22.9 million. As a percentage of total deposits, noninterest-bearing deposits amounted to 17.6% at June 30, 2021 and 17.1% at December 31, 2020. Long term debt decreased $128.7 million primarily through the repayment of the Federal Reserve Bank’s PPPLF program as PPP loans were forgiven in the second quarter of 2021. For the six months ended June 30, 2021, total assets and loans, net decreased $142.9 million and $190.5 million, respectively, while deposits increased $29.1 million. Total investments increased to $148.0 million at June 30, 2021, compared to $103.7 million at December 31, 2020 as security purchases more than offset payments and prepayments.

Stockholders’ equity totaled $104.4 million, or $11.15 per share, at June 30, 2021 and $97.4 million, or $10.47 per share, at December 31, 2020. The increase in stockholders’ equity for the six months ended June 30, 2021 was due primarily to recognizing earnings partially offset by a change in accumulated other comprehensive income. Tangible stockholders’ equity per common share increased to $10.97 at June 30, 2021, compared to $10.26 at December 31, 2020.

ASSET QUALITY REVIEW

Nonperforming assets were $12.0 million, or 1.26% of loans, net, and foreclosed assets at June 30, 2021, $13.2 million, or 1.20%, at March 31, 2021, and $13.4 million, or 1.15%, at June 30, 2020. All major categories of nonperforming loans decreased in the second quarter of 2021. Nonaccrual loans, accruing troubled debt restructured loans and accruing loans past due 90 days or more decreased $432 thousand, $663 thousand, and $74 thousand, respectively, in the three months ended June 30, 2021. The majority of the $9.3 million balance in accruing troubled debt restructured loans at the end of the second quarter 2020 was due primarily to one commercial real estate relationship. Adjusting for accruing restructured loans, nonperforming assets were $2.7 million, or 0.29% of loans, net and foreclosed assets at June 30, 2021, and $3.2 million, or 0.29%, at March 31, 2021. The allowance for loan losses balance equaled $10.9 million, or 1.15%, of loans, net, and 1.25% excluding 100% SBA guaranteed PPP loan balances outstanding, at June 30, 2021, compared to $12.1 million, or 1.11%, of loans, net, at March 31, 2021. The coverage ratio, the allowance for loan losses as a percentage of nonperforming assets, was 90.7% at June 30, 2021 and 92.3% at March 31, 2021. Loans charged-off, net of recoveries, for the six months ended June 30, 2021 equaled $598 thousand or 0.11% of average loans compared to $1.6 million or 0.33% for the same period last year.

Riverview Financial Corporation is the parent company of Riverview Bank. An independent community bank, Riverview Bank serves the Pennsylvania market areas of Berks, Blair, Bucks, Centre, Clearfield, Dauphin, Huntingdon, Lebanon, Lehigh, Lycoming, Perry and Schuylkill Counties through 23 community banking offices and three limited purpose offices. Each full-service community banking office, interdependent with the community, offers a comprehensive array of financial products and services to individuals, businesses, not-for-profit organizations and government entities. Riverview’s business philosophy includes offering direct access to senior management and other officers and providing friendly, informed and courteous service, local and timely decision making, flexible and reasonable operating procedures and consistently applied credit policies. The Company’s common stock trades on the NASDAQ Global Market under the symbol “RIVE”. The Investor Relations site can be accessed at https://www.riverviewbankpa.com/.

SOURCE: Riverview Financial Corporation

Contact: Scott A. Seasock, CFO at 717.827.4039 or sseasock@riverviewbankpa.com

Safe Harbor Forward-Looking Statements:

We make statements in this press release, and we may from time to time make other statements regarding our outlook or expectations for future financial or operating results and/or other matters regarding or affecting Riverview Financial Corporation, Riverview Bank, and its subsidiaries (collectively, “Riverview”) that may be considered “forward-looking statements” as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” “intend” and “potential.” For these statements, Riverview claims the protection of the statutory safe harbors for forward-looking statements.

Riverview cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and political conditions, particularly in our market area; credit risk associated with our lending activities; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting Riverview’s operations, pricing, products and services and other factors that may be described in Riverview’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission from time to time. Beginning with the first quarter of 2020, the COVID-19 pandemic continues to have an adverse impact on the Company, its customers and the communities it serves. Given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 outbreak on the Company’s business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and when and how the economy may be back to normal. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, the Company could be subject to any of the following risks, any of which could have a material, adverse effect on the Company’s business, financial condition, liquidity, and results of operations: the demand for Bank’s products and services may decline, making it difficult to grow assets and income; if the economy is unable to continue to substantially reopen, and higher levels of unemployment persist, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income; collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase; the Company’s allowance for loan losses may increase if borrowers experience financial difficulties, which will adversely affect the Company’s net income; the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to the Company; as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on the Company’s assets may decline to a greater extent than the decline in the Company’s cost of interest-bearing liabilities, continue reducing the Company’s net interest margin and spread and net income; the Company’s wealth management revenues may decline with continuing market turmoil; and the Company’s cybersecurity risks are increased as the result of an increase in the number of employees working remotely. The risk factors associated with this event could have a material adverse effect on significant estimates, operations and business results of Riverview. Significant estimates as disclosed in Riverview’s Forms 10-K and 10-Q include allowance for loan losses, fair value of financial instruments, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loan, determination of other-than-temporary impairment losses on securities, impairment of goodwill and intangible assets.

The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, Riverview assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

In addition to evaluating its results of operations in accordance with accounting principles generally accepted in the United States of America (“GAAP”), Riverview routinely presents and supplements its evaluation with an analysis of certain non-GAAP financial measures, such as tangible stockholders’ equity and Core net income ratios. The reported results included in this press release contain items which Riverview considers non-core, namely net gains on sales of investment securities available-for-sale, acquisition related expenses and the adjustment to tax expense due to the enactment of the Tax Act. Riverview presents the non-GAAP financial measures because it believes that these measures provide useful and comparative information to assess trends in Riverview’s results of operation. Presentation of these non-GAAP financial measures is consistent with how Riverview evaluates its performance internally and these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties in evaluation of companies in Riverview’s industry. Where non-GAAP measures are used in this press release, reconciliations to the comparable GAAP measures are provided in the accompanying tables. The non-GAAP financial measures Riverview uses may differ from similarly titled non-GAAP financial measures of other financial institutions. These non-GAAP financial measures would not be considered a substitute for GAAP basis measures, and Riverview strongly encourages a review of its condensed consolidated financial statements in their entirety. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are presented in the tabular material that follows.

[TABULAR MATERIAL FOLLOWS]

Summary Data

Riverview Financial Corporation

Five Quarter Trend

(In thousands, except per share data)

	Jun 30 2021	Mar 31 2021	Dec 31 2020	Sep 30 2020	June 30 2020
Key performance data:
Per common share data:
Net income (loss)	$0.51	$0.33	$0.17	$0.08	$(2.61)
Core net income (1)	$0.53	$0.31	$0.17	$0.07	$0.05
Cash dividends declared	$0.00	$0.00	$0.00	$0.00	$0.08
Book value	$11.15	$10.55	$10.47	$10.28	$10.20
Tangible book value (1)	$10.97	$10.36	$10.26	$10.04	$9.94
Market value:
High	$13.36	$10.82	$9.50	$7.77	$7.60
Low	$9.87	$9.01	$6.76	$5.25	$4.13
Closing	$11.43	$10.45	$9.15	$6.76	$5.38
Market capitalization	$107,007	$97,695	$85,154	$62,729	$49,839
Common shares outstanding	9,361,967	9,348,831	9,306,442	9,279,503	9,263,697

Selected ratios:

Return on average stockholders’ equity	18.88%	12.55%	6.51%	2.88%	(81.21)%

Core return on average stockholders’ equity (1)	19.60%	11.75%	6.51%	2.88%	1.55%

Return on average tangible stockholders’ equity (1)	19.20%	12.78%	6.66%	2.95%	(104.88)%

Core return on average tangible stockholders’ equity (1)	19.94%	11.97%	6.66%	2.95%	2.00%

Tangible stockholders’ equity to tangible assets (1)	8.47%	7.05%	7.05%	6.88%	6.85%

Return on average assets	1.46%	0.91%	0.46%	0.20%	(7.50)%

Core return on average assets (1)	1.52%	0.85%	0.46%	0.20%	0.14%

Stockholders’ equity to total assets	8.59%	7.17%	7.18%	7.03%	7.01%

Efficiency ratio (2)	63.58%	68.94%	76.13%	77.46%	76.84%

Nonperforming assets to loans, net, and foreclosed assets	1.26%	1.20%	1.05%	1.12%	1.15%

Net charge-offs to average loans, net	0.21%	0.02%	0.02%	(0.02)%	0.20%

Allowance for loan losses to loans, net	1.15%	1.11%	1.07%	1.00%	0.84%

Earning assets yield (FTE) (3)	4.04%	3.54%	3.74%	3.73%	3.85%

Cost of funds	0.56%	0.59%	0.63%	0.56%	0.67%

Net interest spread (FTE) (3)	3.48%	2.95%	3.11%	3.17%	3.18%

Net interest margin (FTE) (3)	3.59%	3.04%	3.21%	3.26%	3.29%

(1)	See Reconciliation of Non-GAAP financial measures.
(2)

Total noninterest expense less amortization of intangible assets and goodwill impairment charge divided by tax-equivalent net interest income and noninterest income less net gain (loss) on sale of investment securities available-for-sale.

(3)	Tax-equivalent adjustments were calculated using the prevailing federal statutory tax rate.

Riverview Financial Corporation

Consolidated Statements of Income (Loss)

(In thousands, except per share data)

Six Months Ended	Jun 30 2021	Jun 30 2020
Interest income:
Interest and fees on loans:
Taxable	$21,877	$20,384
Tax-exempt	358	481
Interest and dividends on investment securities:
Taxable	1,047	931
Tax-exempt	296	105
Interest on interest-bearing deposits in other banks	24	101
Total interest income	23,602	22,002

Interest expense:
Interest on deposits	1,745	3,184
Interest on short-term borrowings		28
Interest on long-term debt	1,231	348
Total interest expense	2,976	3,560
Net interest income	20,626	18,442
(Recovery of) provision for loan losses	(735)	3,812
Net interest income after (recovery of) provision for loan losses	21,361	14,630

Noninterest income:
Service charges, fees and commissions	4,229	2,392
Commissions and fees on fiduciary activities	554	423
Wealth management income	452	416
Mortgage banking income	336	499
Life insurance investment income	374	386
Net gain on sale of investment securities available-for-sale	273	815
Total noninterest income	6,218	4,931

Noninterest expense:
Salaries and employee benefits expense	9,961	10,041
Net occupancy and equipment expense	2,044	2,248
Amortization of intangible assets	264	339
Goodwill impairment		24,754
Net benefit of operation of other real estate owned	(22)	(11)
Other expenses	5,664	5,795
Total noninterest expense	17,911	43,166
Income (loss) before income taxes	9,668	(23,605)
Provision (benefit) for income tax expense	1,828	(116)
Net income (loss)	$7,840	$(23,489)
Other comprehensive income (loss):
Unrealized gain (loss) on investment securities available-for-sale	$(1,750)	$1,893
Reclassification adjustment for gain included in net income	(273)	(815)
Change in pension liability
Change in cash flow hedge	373	(38)
Income tax expense (benefit) related to other comprehensive income	(347)	218
Other comprehensive income (loss), net of income taxes	(1,303)	822
Comprehensive income (loss)	$6,537	$(22,667)

Per common share data:
Net income (loss):
Basic	$0.84	$(2.54)
Diluted	$0.84	$(2.54)
Average common shares outstanding:
Basic	9,349,266	9,236,314
Diluted	9,354,161	9,236,314
Cash dividends declared	$0.00	$0.15

Riverview Financial Corporation

Consolidated Statements of Income (Loss)

(In thousands, except per share data)

Three months ended	Jun 30 2021	Mar 31 2021	Dec 31 2020	Sep 30 2020	Jun 30 2020
Interest income:
Interest and fees on loans:
Taxable	$11,529	$10,348	$11,403	$11,265	$10,602
Tax-exempt	182	176	179	223	236
Interest and dividends on investment securities available-for-sale:
Taxable	553	494	411	360	396
Tax-exempt	144	152	113	71	68
Interest on interest-bearing deposits in other banks	15	9	8	11	12
Total interest income	12,423	11,179	12,114	11,930	11,314

Interest expense:
Interest on deposits	822	923	1,035	1,200	1,395
Interest on short-term borrowings					23
Interest on long-term debt	585	646	684	304	225
Total interest expense	1,407	1,569	1,719	1,504	1,643
Net interest income	11,016	9,610	10,395	10,426	9,671
(Recovery of ) provision for loan losses	(735)		626	1,844	2,012
Net interest income after (recovery of) provision for loan losses	11,751	9,610	9,769	8,582	7,659

Noninterest income:
Service charges, fees and commissions	2,755	1,474	642	1,099	1,011
Commissions and fees on fiduciary activities	294	260	292	246	210
Wealth management income	238	214	240	220	196
Mortgage banking income	185	151	333	401	391
Life insurance investment income	196	178	177	192	193
Net gain on sale of investment securities available-for-sale	27	246
Total noninterest income	3,695	2,523	1,684	2,158	2,001

Noninterest expense:
Salaries and employee benefits expense	5,494	4,467	4,755	5,411	4,985
Net occupancy and equipment expense	854	1,190	1,465	1,428	1,068
Amortization of intangible assets	132	132	309	170	169
Goodwill impairment					24,754
Net cost (benefit) of operation of other real estate owned	7	(29)	15	51
Other expenses	3,037	2,627	3,020	2,918	2,978
Total noninterest expense	9,524	8,387	9,564	9,978	33,954
Income (loss) before income taxes	5,922	3,746	1,889	762	(24,294)
Income tax expense (benefit)	1,142	686	306	67	(172)
Net income (loss)	$4,780	$3,060	$1,583	$695	$(24,122)

Other comprehensive income (loss):
Unrealized gain (loss) on investment securities available-for-sale	1,279	$(3,029)	$94	$114	$840
Reclassification adjustment for gain included in net income	(27)	(246)
Change in pension liability			166
Change in cash flow hedge	(284)	657	161	49	(38)
Income tax expense (benefit) related to other comprehensive income (loss)	203	(550)	88	35	168
Other comprehensive income (loss), net of income taxes	765	(2,068)	333	128	634
Comprehensive income (loss)	$5,545	$992	$1,916	$823	$(23,488)
Per common share data:
Net income (loss):
Basic	$0.51	$0.33	$0.17	$0.08	$(2.61)
Diluted	$0.51	$0.33	$0.17	$0.08	$(2.61)
Average common shares outstanding:
Basic	9,357,153	9,341,291	9,287,196	9,273,666	9,249,184
Diluted	9,366,651	9,341,533	9,287,196	9,273,666	9,249,184
Cash dividends declared	$0.00	$0.00	$0.00	$0.00	$0.08

Riverview Financial Corporation

Details of Net Interest and Net Interest Margin

(In thousands, fully taxable equivalent basis)

Three months ended	Jun 30 2021	Mar 31 2021	Dec 31 2020	Sep 30 2020	Jun 30 2020
Net interest income:
Interest income
Loans, net:
Taxable	$11,529	$10,348	$11,403	$11,265	$10,602
Tax-exempt	230	223	227	282	299
Total loans, net	11,759	10,571	11,630	11,547	10,901
Investments:
Taxable	553	494	411	360	396
Tax-exempt	183	192	143	90	86
Total investments	736	686	554	450	482
Interest on interest-bearing balances in other banks	15	9	8	11	12
Total interest income	12,510	11,266	12,192	12,008	11,395
Interest expense:
Deposits	822	923	1,035	1,200	1,395
Short-term borrowings					23
Long-term debt	585	646	684	304	225
Total interest expense	1,407	1,569	1,719	1,504	1,643
Net interest income	$11,103	$9,697	$10,473	$10,504	$9,752

Yields on earning assets:
Loans, net:
Taxable	4.65%	3.83%	4.00%	3.95%	4.10%
Tax-exempt	2.98%	3.36%	3.29%	3.57%	3.46%
Total loans, net	4.60%	3.82%	3.98%	3.94%	4.08%
Investments:
Taxable	2.11%	2.19%	2.04%	2.17%	2.74%
Tax-exempt	1.65%	1.88%	2.98%	3.31%	4.10%
Total investments	1.97%	2.09%	2.22%	2.33%	2.91%
Interest-bearing balances with banks	0.09%	0.10%	0.09%	0.11%	0.10%
Total earning assets	4.04%	3.54%	3.74%	3.73%	3.85%
Costs of interest-bearing liabilities:
Deposits	0.38%	0.43%	0.49%	0.56%	0.67%
Short-term borrowings					0.33%
Long-term debt	1.87%	1.25%	1.15%	0.56%	0.74%
Total interest-bearing liabilities	0.56%	0.59%	0.63%	0.56%	0.67%
Net interest spread	3.48%	2.95%	3.11%	3.17%	3.18%
Net interest margin	3.59%	3.04%	3.21%	3.26%	3.29%

Riverview Financial Corporation

Consolidated Balance Sheets

(In thousands, except per share data)

At period end	Jun 30 2021	Mar 31 2021	Dec 31 2020	Sep 30 2020	Jun 30 2020
Assets:
Cash and due from banks	$9,849	$9,496	$13,511	$10,646	$10,195
Interest-bearing balances in other banks	47,659	53,668	36,270	21,312	33,033
Investment securities available-for-sale	148,048	155,863	103,695	98,846	74,134
Loans held for sale	180	2,502	4,338	4,547	4,252
Loans, net	948,740	1,091,824	1,139,239	1,163,442	1,165,453
Less: allowance for loan losses	10,867	12,140	12,200	11,624	9,736
Net loans	937,873	1,079,684	1,127,039	1,151,818	1,155,717
Premises and equipment, net	17,448	17,991	18,147	18,419	18,668
Accrued interest receivable	3,532	4,189	4,216	3,218	1,826
Goodwill
Other intangible assets, net	1,654	1,786	1,918	2,227	2,397
Other assets	48,498	49,661	48,420	45,739	46,578
Total assets	$1,214,741	$1,374,840	$1,357,554	$1,356,772	$1,346,800

Liabilities:
Deposits:
Noninterest-bearing	$183,893	$197,360	$173,600	$178,168	$173,567
Interest-bearing	860,622	883,568	841,860	853,145	849,586
Total deposits	1,044,515	1,080,928	1,015,460	1,031,313	1,023,153
Short-term borrowings
Long-term debt	51,956	180,644	228,765	217,031	217,010
Accrued interest payable	504	1,347	1,038	591	457
Other liabilities	13,401	13,298	14,859	12,413	11,728
Total liabilities	1,110,376	1,276,217	1,260,122	1,261,348	1,252,348

Stockholders’ equity:
Common stock	103,058	102,861	102,662	102,672	102,552
Capital surplus	292	292	292	190	161
Retained earnings (accumulated deficit)	1,383	(3,397)	(6,457)	(8,040)	(8,735)
Accumulated other comprehensive income (loss)	(368)	(1,133)	935	602	474
Total stockholders’ equity	104,365	98,623	97,432	95,424	94,452
Total liabilities and stockholders’ equity	$1,214,741	$1,374,840	$1,357,554	$1,356,772	$1,346,800

Riverview Financial Corporation

Consolidated Balance Sheets

(In thousands except per share data)

Average quarterly balances	Jun 30 2021	Mar 31 2021	Dec 31 2020	Sep 30 2020	Jun 30 2020
Assets:
Loans, net:
Taxable	$995,457	$1,095,594	$1,134,149	$1,134,625	$1,041,161
Tax-exempt	30,950	26,952	27,425	31,451	34,723
Total loans, net	1,026,407	1,122,546	1,161,574	1,166,076	1,075,884
Investments:
Taxable	105,196	91,549	79,996	66,049	58,230
Tax-exempt	44,528	41,443	19,102	10,812	8,442
Total investments	149,724	132,992	99,098	76,861	66,672
Interest-bearing balances with banks	65,411	36,101	35,381	38,334	48,174
Total earning assets	1,241,542	1,291,639	1,296,053	1,281,271	1,190,730
Other assets	71,971	72,586	70,815	73,079	102,097
Total assets	$1,313,513	$1,364,225	$1,366,868	$1,354,350	$1,292,827

Liabilities and stockholders’ equity:
Deposits:
Noninterest-bearing	$194,466	$176,895	$173,629	$175,402	$171,500
Interest-bearing	878,945	863,765	847,124	853,782	837,512
Total deposits	1,073,411	1,040,660	1,020,753	1,029,184	1,009,012
Short-term borrowings					28,417
Long-term debt	125,441	209,781	236,043	217,021	122,875
Other liabilities	13,093	14,861	13,389	12,135	13,062
Total liabilities	1,211,945	1,265,302	1,270,185	1,258,340	1,173,366
Stockholders’ equity	101,568	98,923	96,683	96,010	119,461
Total liabilities and stockholders’ equity	$1,313,513	$1,364,225	$1,366,868	$1,354,350	$1,292,827

Riverview Financial Corporation

Asset Quality Data

(In thousands)

	Jun 30 2021	Mar 31 2021	Dec 31 2020	Sep 30 2020	Jun 30 2020
At quarter end:
Nonperforming assets:
Nonaccrual loans	$2,396	$2,828	$1,421	$3,225	$3,241
Accruing restructured loans	9,276	9,939	9,963	9,648	9,592
Accruing loans past due 90 days or more	91	165	156	108	183
Foreclosed assets	219	219	422	25	363
Total nonperforming assets	$11,982	$13,151	$11,962	$13,006	$13,379

Three months ended:
Allowance for loan losses:
Beginning balance	$12,140	$12,200	$11,624	$9,736	$8,251
Charge-offs	611	94	100	42	574
Recoveries	73	34	50	86	47
(Recovery of) provision for loan losses	(735)		626	1,844	2,012
Ending balance	$10,867	$12,140	$12,200	$11,624	$9,736

Riverview Financial Corporation

Reconciliation of Non-GAAP Financial Measures

(In thousands, except per share data)

Three months ended:	Jun 30 2021	Mar 31 2021	Dec 31 2020	Sep 30 2020	Jun 30 2020
Core net income (loss) per common share:
Net income (loss)	$4,780	$3,060	$1,583	$695	$(24,122)
Adjustments:
Less: Gain on sale of investment securities, net of tax	22	194
Add: Acquisition related expenses, net of tax	206
Add: Goodwill impairment, net of tax					24,581
Net income – Core	$4,964	$2,866	$1,583	$695	$459

Average common shares outstanding	9,357,153	9,341,291	9,287,196	9,273,666	9,249,184
Core net income per common share	$0.53	$0.31	$0.17	$0.07	$0.05

Tangible book value:
Total stockholders’ equity	$104,365	$98,623	$97,432	$95,424	$94,452
Less: Goodwill
Less: Other intangible assets, net	1,654	1,786	1,918	2,227	2,397
Total tangible stockholders’ equity	$102,711	$96,837	$95,514	$93,197	$92,055

Common shares outstanding	9,361,967	9,348,831	9,306,442	9,279,503	9,263,697

Tangible book value per share	$10.97	$10.36	$10.26	$10.04	$9.94

Tangible stockholders’ equity to tangible assets:
Total stockholders’ equity	$104,365	$98,623	$97,432	$95,424	$94,452
Less: Goodwill
Less: Other intangible assets, net	1,654	1,786	1,918	2,227	2,397
Total tangible stockholders’ equity	$102,711	$96,837	$95,514	$93,197	$92,055

Total assets	$1,214,741	$1,374,840	$1,357,554	$1,356,772	$1,346,800
Less: Goodwill
Less: Other intangible assets, net	1,654	1,786	1,918	2,227	2,397
Total tangible assets	$1,213,087	$1,373,054	$1,355,636	$1,354,545	$1,344,403

Tangible stockholders’ equity to tangible assets	8.47%	7.05%	7.05%	6.88%	6.85%

Core return on average stockholders’ equity:
Net income (loss) GAAP	$4,780	$3,060	$1,583	$695	$(24,122)
Adjustments:
Less: Gain on sale of investment securities, net of tax	22	194
Add: Acquisition related expenses, net of tax	206
Add: Goodwill impairment, net of tax					24,581
Net income – Core	$4,964	$2,866	$1,583	$695	$459

Average stockholders’ equity	$101,568	$98,923	$96,683	$96,010	$119,461
Core return on average stockholders’ equity	19.60%	11.75%	6.51%	2.88%	1.55%

Return on average tangible equity:
Net income (loss) GAAP	$4,780	$3,060	$1,583	$695	$(24,122)

Average stockholders’ equity	$101,568	$98,923	$96,683	$96,010	$119,461
Less: average intangibles	1,718	1,849	2,116	2,310	26,961
Average tangible stockholders’ equity	$99,850	$97,074	$94,567	$93,700	$92,500

Return on average tangible stockholders’ equity	19.20%	12.78%	6.66%	2.95%	(104.88)%

Riverview Financial Corporation

Reconciliation of Non-GAAP Financial Measures

(In thousands, except per share data)

	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
Three months ended:	2021	2021	2020	2020	2020
Core return on average tangible stockholders’ equity:
Net income (loss) GAAP	$4,780	$3,060	$1,583	$695	$(24,122)
Adjustments:
Less: Gain on sale of investment securities, net of tax	22	194
Add: Acquisition related expenses, net of tax	206
Add: Goodwill impairment, net of tax					24,581
Net income – Core	$4,964	$2,866	$1,583	$695	$459

Average stockholders’ equity	$101,568	$98,923	$96,683	$96,010	$119,461
Less: average intangibles	1,718	1,849	2,116	2,310	26,961
Average tangible stockholders’ equity	$99,850	$97,074	$94,567	$93,700	$92,500

Core return on average tangible stockholders’ equity	19.94%	11.97%	6.66%	2.95%	2.00%

Core return on average assets:
Net income (loss) GAAP	$4,780	$3,060	$1,583	$695	$(24,122)
Adjustments:
Less: Gain on sale of investment securities, net of tax	22	194
Add: Acquisition related expenses, net of tax	206
Add: Goodwill impairment, net of tax					24,581
Net income – Core	$4,964	$2,866	$1,583	$695	$459

Average assets	$1,313,513	$1,364,225	$1,366,868	$1,354,350	$1,292,827
Core return on average assets	1.52%	0.85%	0.46%	0.20%	0.14%

Riverview Financial Corporation

Reconciliation of Non-GAAP Financial Measures

(In thousands, except per share data)

Six months ended:	Jun 30 2021	Jun 30 2020
Core net income per common share:
Net income (loss)	$7,840	$(23,489)
Adjustments:
Less: Gains on sale of investment securities, net of tax	216	644
Add: Acquisition related expenses, net of tax	206
Add: Goodwill impairment, net of tax		24,581
Net income – core	$7,830	$448

Average common shares outstanding	9,349,266	9,236,314

Core net income per common share	$0.84	$0.05